NEWS   FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE
August 10, 2009

Petroleum Development Corporation Announces 2009 Second Quarter Results; Production Volumes Increase 27%, Operating Cost Reductions,
and Another Quarter of Solid Adjusted Cash Flow and Hedging Performance

DENVER, CO, August 10, 2009: Petroleum Development Corporation (“PDC”, “the Company”) (NASDAQ:PETD) today reported its 2009 second quarter and first six months operating and financial results.

The Company reported a net loss for the second quarter ended June 30, 2009 of $33.1 million, or a $2.23 loss per diluted share, compared with a June 30, 2008 quarterly net loss of $40.7 million, or a $2.76 loss per diluted share.  The net loss for the second quarter 2009 was impacted by a $47.6 million net decrease in the non-cash mark to market value of the Company’s derivative contracts.  This unrealized loss was partially offset by a realized gain of $24.3 million during the quarter, resulting in a net loss from price risk management activities in the second quarter 2009 of $23.3 million, compared to a net loss of $101.8 million in the same second quarter period of 2008.

Second quarter 2009 production increased 27% over the same period in 2008, to 11.2 Bcfe from 8.8 Bcfe.  Growth in this second quarter was entirely organic from the development of existing core operating areas.  During the second quarter 2009 the Company drilled 19.7 total net wells compared to 92.6 total net wells drilled in the same 2008 period.

Adjusted cash flow from operations (defined as cash flow from operations before changes in assets and liabilities, a non-GAAP measure), for the second quarter 2009 was $37.7 million, or $2.54 per share, compared to $59.2 million, or $4.02 per share for the second quarter of 2008.  The decrease was primarily the result of lower natural gas and oil prices offset somewhat by increased production.

Richard W. McCullough, Chairman and Chief Executive Officer, stated, “Our strong hedge position continues to protect our cash flows and related capital program as the industry remains in a depressed commodity price environment.  Given the very difficult market we are operating within, we are pleased with our results for the second quarter which remain consistent with our guidance.  We are making significant progress in driving down our operating costs, and we believe that our successes in this area, along with some of the strategic initiatives we’ve recently announced, have positioned us to operate in this market environment and to respond to an improved commodity price environment when it occurs.”

Adjusted net loss, (a non-GAAP measure defined as net income (loss) adjusted for unrealized gains and losses on derivative positions, provision for underpayment of gas sales, and corresponding tax impacts), for the second quarter of 2009 was a net loss of $3.7 million, or a $0.25 loss per diluted share, compared to net income of $15.3 million, or $1.04 per diluted share, in the second quarter 2008. The second quarter 2009 adjusted net loss was impacted by non-recurring general and administrative costs of $3.9 million, related to headquarter relocation costs and a former executive’s separation expense.

Oil and natural gas sales revenues from the Company's producing properties for the second quarter 2009 were down 58% to $41.6 million, a decrease of $57.1 million from $98.7 million for the same 2008 period.  The average realized price of oil and gas, including realized gains and losses on derivatives, was $5.87 per Mcfe in the second quarter 2009 compared to $9.48 in the second quarter 2008.  The average sales price for oil and natural gas, excluding realized gains and losses on derivatives, during this year’s second quarter was $3.71 per Mcfe, a decrease of approximately 67% from $11.23 per Mcfe for the same quarter 2008.

Oil and gas production and well operations costs decreased 34% to $14.0 million, or $1.25 per Mcfe for the second quarter 2009, compared to $21.3 million, or $2.42 per Mcfe for the second quarter of 2008.  The reduction, on a per Mcfe basis, was primarily attributable to increased production in the second quarter 2009, lower oil and gas service provider rates, lower production taxes, and reimbursement of costs incurred in the first quarter 2009.  These costs continue to be an area of management focus.  Production taxes, which fluctuate with oil and natural gas revenues, decreased $4.1 million, or 59.5%, to $2.8 million for the second quarter 2009 versus $7.0 million for the same period of 2008.

Depreciation, depletion and amortization expense for oil and gas properties for the 2009 second quarter increased to $31.8 million, or $2.84 per Mcfe, from $20.5 million, or $2.33 per Mcfe, in the respective quarter 2008.  During the second quarter of 2009, DD&A expense per Mcfe increased primarily due to the downward revision of 2008 year-end proved developed producing oil and gas reserves, which were significantly impacted by lower commodity prices utilized in their valuation.  The $2.84 per Mcfe DD&A rate for the second quarter of 2009, compared to the $2.90 per Mcfe rate for the first quarter of 2009, was lower due to recent decreases in drilling, completion and tubular costs.

General and administrative expenses increased to $14.8 million in the second quarter 2009 from $9.2 million in the same 2008 period.  The second quarter 2009 expense increase was primarily related to a $2.9 million separation expense for a former executive vice president, $1.6 million for payroll costs and payroll related benefits including stock-based compensation, and $1 million for corporate headquarter relocation costs.

The Company’s exploration expense decreased from $3.5 million in the second quarter 2008 to $3.1 million in the second quarter of 2009.  The decrease was due to fewer exploratory wells drilled in 2009 compared to 2008.

Interest expense increased to $9.4 million in the second quarter 2009, from $6.4 million in the same period of 2008.  The second quarter 2009 expense increase was primarily the result of higher average outstanding credit facility balances and additional debt issuance amortization costs.

PDC offered its last sponsored drilling partnership in October 2007.  Partnership well drilling and completion activities have been completed and the Company currently does not have any plans in the foreseeable future to sponsor a drilling partnership.  The Company believed it was appropriate to treat oil and gas well drilling activities as a discontinued operation for all periods presented.  Prior period financial statements have been restated to present the activities of oil and gas well drilling operations as discontinued.  The restatement had no impact on previously reported net earnings, earnings per share or shareholders’ equity.

The following tables show the calculation of adjusted cash flow from operations, adjusted net income (loss), and EBITDA (earnings before interest, taxes, depreciation and amortization) (non-GAAP measures) (in thousands, except per share data) for the second quarters of 2009 and 2008, and for the six months ended June 30, 2009 and 2008:

Adjusted Cash Flow from Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net cash provided by operating activities	$ 24,780	$ 18,941	$ 60,659	$ 67,730
Changes in assets and liabilities related to operations	12,885	40,266	16,747	31,865
Adjusted cash flow from operations	$ 37,665	$ 59,207	$ 77,406	$ 99,595
Weighted average diluted shares outstanding	14,811	14,742	14,802	14,740
Adjusted cash flow from operations, per diluted share	$ 2.54	$ 4.02	$ 5.23	$ 6.76

Adjusted Net Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net loss	$ (33,079)	$ (40,712)	$ (38,782)	$ (54,640)
Unrealized derivative loss (1)	47,574	86,323	60,762	125,656
Provision for underpayment of gas sales	-	4,195	2,581	4,195
Tax effect of above adjustments	(18,149)	(34,533)	(24,165)	(49,538)
Adjusted net income (loss)	$ (3,654)	$ 15,273	$ 396	$ 25,673
Weighted average diluted shares outstanding	14,811	14,742	14,802	14,740
Adjusted diluted earnings (loss) per share	$ (0.25)	$ 1.04	$ 0.03	$ 1.74

 (1) Includes natural gas marketing activities.

EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net loss	$ (33,079)	$ (40,712)	$ (38,782)	$ (54,640)
Interest, net	9,408	6,319	17,771	10,980
Income taxes	(20,537)	(22,809)	(24,552)	(31,011)
Depreciation, depletion and amortization	33,844	22,105	68,188	43,236
EBITDA	$ (10,364)	$ (35,097)	$ 22,625	$ (31,435)
Weighted average diluted shares outstanding	14,811	14,742	14,802	14,740
EBITDA per diluted share	$ (0.70)	$ (2.38)	$ 1.53	$ (2.13)

2009 Outlook

The Company’s adjusted net income for the first six months of 2009 is consistent with the guidance provided on July 16, 2009.  2009 production is estimated to be approximately 43.4 Bcfe, or a 12% increase over production for 2008 of 38.7 Bcfe.  The estimated 2009 capital budget of $108 million represents an approximate 65% decrease compared to 2008.  The reduction in 2009 estimated capital spending results in an estimated year-end 2009 net debt level which is approximately flat compared to 2008 year-end levels, thus liquidity is anticipated to be sufficient for the Company’s continued drilling plans during 2009.  The Company has in place oil and natural gas derivative contracts for 60% and 64% of its forecasted oil and natural gas production, respectively, for the remainder of 2009.  Hedged prices for oil and natural gas for the last six months of 2009 will average $90.52 per Bbl and $7.11 per Mcf, well above the current oil and natural gas forward strip prices for the same period.  Based on the current forward strip prices, the Company expects to realize oil and natural gas prices in the $6.20 to $8.40 per Mcfe range for the second half of the year as a result of hedges in place for the remainder of 2009.  Additionally, a significant portion of 2010 forecasted production is hedged at prices which exceed the current forward strip prices for the same period.

Operations

2009 drilling plans continue to be focused primarily in the Rocky Mountain and Appalachian Regions.  Approximately 105 gross wells are planned to be drilled in the Rocky Mountain Region and the Appalachian Basin.  Exclusive of exploratory wells, through June 30, 2009, the Company drilled 48 gross wells compared to 188 gross wells for the same period last year.  The Company continues to operate one drilling rig in the oil rich sections of the Wattenberg Field, thus continuing to benefit from the expected relatively high oil and natural gas liquids prices.

The exploration potential of the Marcellus Formation in the Appalachian Basin is currently being evaluated.  PDC operates approximately 2,100 wells within the Marcellus “Fairway” area through a combination of lease, farmout and wellbore ownership.  In July 2009, the Company added 4,900 acres in the Central Pennsylvania “Fairway”, area, thus providing a total of approximately 53,000 acres for potential development.  Drilling commenced on the fifth Marcellus well, and PDC plans four additional vertical tests this year.  The Company commenced permitting and plans to shoot ten square miles of seismic in the area, later this year, before it drills its first horizontal Marcellus well.

Drilling Activity

During the second quarter of 2009 the Company drilled 24.0 gross wells representing a decrease of 76% from the respective quarter of 2008.  The Company’s drilling activities continued to be focused in its Rocky Mountain Region.

Wells Drilled

	Three Months Ended June 30,				Six Months Ended June 30,
	2009		2008		2009		2008
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Rocky Mountain Region:
Wattenberg	24.0	19.7	35.0	33.6	42.0	37.5	80.0	55.3
Piceance	-	-	11.0	11.0	1.0	1.0	32.0	24.5
NECO	-	-	38.0	32.0	5.0	2.5	67.0	58.6
North Dakota	-	-	1.0	0.2	1.0	0.5	1.0	0.2
Total Rocky Mountain Region	24.0	19.7	85.0	76.8	49.0	41.5	180.0	138.6
Appalachian Basin	-	-	14.0	14.0	3.0	3.0	19.0	19.0
Michigan	-	-	1.0	0.8	0.0	0.0	1.0	0.8
Fort Worth Basin	-	-	1.0	1.0	-	-	2.0	2.0
Total Wells Drilled	24.0	19.7	101.0	92.6	52.0	44.5	202.0	160.4

Average Costs Related to Oil and Gas Operations (per Mcfe)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Average lifting costs (1)	$ 0.64	$ 1.13	$ 0.79	$ 1.13
Exploration expense	$ 0.23	$ 0.34	$ 0.34	$ 0.39
(less impairment and amortization)
Depreciation, depletion and amortization	$ 2.84	$ 2.34	$ 2.87	$ 2.33
(oil and gas properties only)

(1) The current year three and six month periods were also favorably impacted by a reimbursement of costs incurred in the first quarter of 2009.  We expect future quarterly lifting cost to average from $0.80 per Mcfe to $0.90 per Mcfe.

The following table summarizes production by area of operation, as well as the average sales price for the second quarter and six months ended June 30, of 2009 and 2008, excluding realized and unrealized derivative gains or losses.

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Natural Gas (Mcf)
Rocky Mountain Region	7,759,553	5,873,549	32.1%	15,588,316	11,473,314	35.9%
Appalachian Basin	1,027,199	996,729	3.1%	2,002,880	1,964,349	2.0%
Michigan Basin	366,119	386,906	-5.4%	651,936	766,343	-14.9%
Total	9,152,871	7,257,184	26.1%	18,243,132	14,204,006	28.4%

Average Sales Price	2.48	9.25	-73.2%	2.85	8.31	-65.7%

Oil (Bbls)
Rocky Mountain Region	339,911	254,048	33.8%	681,268	507,581	34.2%
Appalachian Basin	2,199	1,542	42.6%	3,903	2,638	48.0%
Michigan Basin	755	1,008	-25.1%	1,578	1,831	-13.8%
Total	342,865	256,598	33.6%	686,749	512,050	34.1%

Average Sales Price	55.07	123.26	-55.3%	46.41	102.24	-54.6%

Natural Gas Equivalents (Mcfe)*
Rocky Mountain Region	9,799,019	7,397,837	32.5%	19,675,924	14,518,800	35.5%
Appalachian Basin	1,040,393	1,005,981	3.4%	2,026,298	1,980,177	2.3%
Michigan Basin	370,649	392,954	-5.7%	661,404	777,329	-14.9%
Total	11,210,061	8,796,772	27.4%	22,363,626	17,276,306	29.4%

Average Sales Price	3.71	11.23	-67.0%	3.75	9.86	-62.0%

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

Oil and Gas Derivative Activities

In May 2009 the Company entered into a NYMEX based natural gas swap at $6.96 for its November 2010 through December 2012 production, on volumes ranging from approximately 183 to 701 MMcfs per quarter.  A complete listing of the Company’s derivative positions were included in Item 2, Management’s Discussion and Analysis on the Company’s Form 10-Q for the quarterly period ended June 30, 2009, which is available at the Company’s website at www.petd.com.

Non-GAAP Financial Measures (unaudited)

This release refers to “Adjusted net income,” “Adjusted diluted earnings per share,” "Adjusted cash flow from operations" and “EBITDA” all of which are non-GAAP financial measures.  “Adjusted Net Income” is a measure defined as Net Income adjusted for unrealized gains and losses on derivatives, a provision for underpayment of gas sales, and corresponding tax impacts. Adjusted net income and adjusted diluted earnings per share exclude certain items that the Company believes affect the comparability of producing companies.  The Company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because: the Company uses adjusted net income to evaluate its operational trends and performance relative to other natural gas and oil producing companies; adjusted net income is more comparable to earnings estimates provided by securities analysts; items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated, accordingly, any guidance provided by, the Company generally excludes information regarding these types of items. Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes it is important to consider adjusted cash flow from operations separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to whether the earned or incurred item was collected or paid during that year.  The Company also uses this measure because the collection of its receivables or payment of its obligations has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by significant changes in commodity prices. EBITDA is a non-GAAP measure calculated by adding net income, interest (net), income taxes, and depreciation, depletion and amortization for the period. Management believes EBITDA is relevant because it is a measure of cash available to fund the Company’s capital expenditures and service its debt, and is a widely used industry metric which allows comparability of its results with its peers.  Adjusted cash flow from operations and EBITDA are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP

Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Oil and gas sales	$ 41,558	$ 94,549	$ 81,300	$ 166,195
Sales from natural gas marketing	12,367	30,941	34,756	54,266
Well operations and pipeline income	2,937	2,438	5,733	4,790
Oil and gas price risk management gain (loss), net	(23,284)	(101,798)	399	(144,108)
Other	11	34	53	37
Total revenues	33,589	26,164	122,241	81,180

Costs and expenses:
Oil and gas production and well operations cost	14,044	21,330	30,405	39,533
Cost of natural gas marketing	11,992	30,117	33,870	52,238
Exploration expense	3,133	3,467	8,776	7,750
General and administrative expense	14,784	9,231	26,878	19,054
Depreciation, depletion and amortization	33,844	22,105	68,188	43,236
Total costs and expenses	77,797	86,250	168,117	161,811

Gain on sale of leaseholds	-	-	120	-

Loss from operations	(44,208)	(60,086)	(45,756)	(80,631)
Interest income	12	75	32	346
Interest expense	(9,420)	(6,394)	(17,803)	(11,326)
Loss from continuing operations before income taxes	(53,616)	(66,405)	(63,527)	(91,611)
Benefit for income taxes	(20,537)	(23,844)	(24,632)	(33,187)
Loss from continuing operations	(33,079)	(42,561)	(38,895)	(58,424)
Income from discontinued operations, net of tax	-	1,849	113	3,784
Net loss	$ (33,079)	$ (40,712)	$ (38,782)	$ (54,640)

Net loss per diluted common share	$ (2.23)	$ (2.76)	$ (2.62)	$ (3.71)

Second Quarter 2009 Earnings Conference Call

The Company will host a conference call with investors to discuss second quarter 2009 results. The Company invites you to join Richard W. McCullough, Chairman and Chief Executive Officer, Gysle R. Shellum, Chief Financial Officer, and Barton R. Brookman, Senior Vice President – Exploration and Production, for a conference call on Monday, August 10, 2009, for a discussion of the results.

What:           Petroleum Development Corporation 2009 Second Quarter Earnings Conference Call

When:                      Monday, August 10, 2009, at 3:30 p.m. Mountain Daylight Time

How:           Log on to the web site at www.petd.com, or dial-in:
Domestic (toll free) at 877/407-9210
International at 201/689-8049

Replay Numbers:
Domestic (toll free) at 877/660-6853
International at 201/612-7415
Account #: 286, Conference ID #: 328831

A replay of the call will be available through Friday, August 21, 2009.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This periodic report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements.   Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated oil and natural gas production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and our management’s strategies, plans and objectives.  However, these are not the exclusive means of identifying forward-looking statements herein.  Although forward-looking statements contained in this release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Important factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to:

•	changes in production volumes, worldwide demand, and commodity prices for oil and natural gas;
•	the timing and extent of our success in discovering, acquiring, developing and producing natural gas and oil reserves;
•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;
•	the availability and cost of capital to us;
•	risks incident to the drilling and operation of natural gas and oil wells;
•	future production and development costs;
•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;
•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;
•	the effect of natural gas and oil derivatives activities;
•	conditions in the capital markets; and
•	losses possible from pending or future litigation.

Further, we urge you to carefully review and consider the cautionary statements made in this release, our annual report on Form 10-K for the year ended December 31, 2008, and our other filings with the Securities and Exchange Commission (“SEC”) and public disclosures.  We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report.  We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events.

CONTACT: Marti Dowling, Manager – Investor Relations, 303/831-3926, ir@petd.com

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1775 Sherman Street • Suite 3000 • Denver, Colorado • 80203-4341 • Phone: 303/860-5800
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